Exhibit 10.1

FIRST AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This First Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of December 17, 2021, by and among:

BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (“Borrowing Agent”);

the Persons named on Schedule I hereto (together with Borrowing Agent, individually, a “Borrower”, and collectively, “Borrowers”);

the Persons named on Schedule II hereto (individually, a “Guarantor”, and collectively, “Guarantors”, and together with the Borrowers, individually, a “Loan Party”, and collectively, “Loan Parties”);

the LENDERS party hereto; and

PNC BANK, NATIONAL ASSOCIATION, as agent for the Lenders (in such capacity, “Agent”), Swing Loan Lender and Issuer;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Revolving Credit and Security Agreement, dated as of August 25, 2020 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Borrowers, Guarantors, the Lenders party thereto from time to time and Agent;

WHEREAS, the Loan Parties have requested that the Agent and Lenders extend the Term and otherwise modify and amend certain terms and conditions of the Credit Agreement; and

WHEREAS, Agent and Lenders have agreed to so extend the Term and modify and amend the Credit Agreement, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in the Credit Agreement unless otherwise defined herein.

2.	Amendments to Credit Agreement.

(a)	Section 1.2 of the Credit Agreement is hereby amended as follows:

(i)	by amending and restating the definition of “Adjustment Date” to read in its entirety as follows:

“ “Adjustment Date” shall mean the first day of each Fiscal Quarter, commencing on January 30, 2022.”

(ii)	by amending the definition of “Applicable Margin” by amending and restating clause (i) thereof and the pricing grid contained therein to read in their entirety as follows:

“(i)   from and after the First Amendment Effective Date until the first Adjustment Date, the percentages set forth in Level I of the pricing grid below; and”

 “

Level	Average Undrawn Availability	Domestic Rate Loan Margin	LIBOR Rate Loan Margin
I	Greater than 66.67% of Revolving Loan Cap	0.75%	1.75%
II	Less than or equal to 66.67% of Revolving Loan Cap but greater than 33.33% of Revolving Loan Cap	1.00%	2.00%
III	Less than or equal to 33.33% of Revolving Loan Cap	1.25%	2.25%

 ”

(iii)	by amending and restating the definition of “Daily LIBOR Rate” to read in its entirety as follows:

“ “Daily LIBOR Rate” shall mean, for any day, the rate per annum equal to the greater of (a) 0%, or (b) the rate determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.”

(iv)	by amending and restating the definition of “Eligible Foreign In-Transit Inventory” to read in its entirety as follows:

“ “Eligible Foreign In-Transit Inventory” shall mean raw materials and finished goods Inventory that would be Eligible Inventory but for the fact that it is Foreign In-Transit Inventory, but only if:

(a) [reserved];

(b) such Foreign In-Transit Inventory has been paid for by Borrowers or Canadian Loan Parties, or Agent has otherwise satisfied itself that a final sale of such Inventory to such Borrower or Canadian Loan Party has occurred and title has passed to a Borrower or a Canadian Loan Party;

(c) Agent has received assurances satisfactory to it that all of the original Negotiable Documents, if any, evidencing such Foreign In-Transit Inventory have been forwarded to an Eligible Customs Broker (and, if such Negotiable Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit Inventory shall thereupon cease to be Eligible Foreign In-Transit Inventory), or, if required by Agent in the exercise of its Permitted Discretion, all of such original Negotiable Documents, if any, are in the possession, in the United States or Canada, of Agent or an Eligible Customs Broker (as specified by Agent);

(d) no default exists under any agreement in effect between the vendor of such Inventory and such Borrower or Canadian Loan Party that would permit such vendor under any Applicable Law (including the Uniform Commercial Code or the Sale of Goods Act (Canada)) to divert, reclaim, reroute, or stop shipment of such Inventory or repossess, reclaim or revendicate any such Inventory (including pursuant to the Bankruptcy and Insolvency Act (Canada));

(e) such Foreign In-Transit Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and

(f) Agent has received an executed Lien Waiver Agreement in form and substance acceptable to Agent with respect to such Inventory from the applicable Eligible Customs Broker(s) (or Agent shall agree otherwise in its sole Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole Permitted Discretion);

provided, that, Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible Foreign In-Transit Inventory” in the event Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit, revendication or any event has occurred or is reasonably anticipated by Agent to arise which may otherwise adversely impact the ability of Agent to realize upon such Inventory.”

(v)

by amending the definition of “Eligible Receivable” by deleting the word “or” from the end of clause (p) thereof, re-lettering clause (q) thereof as clause (r), and inserting the following new clause (q) in its stead:

“(q)   such Receivable is subject to a factoring arrangement; or”

(vi)	by amending and restating the definition of “Facility Fee Percentage” to read in its entirety as follows:

“ “Facility Fee Percentage” shall mean 0.25%.”

(vii)	by amending and restating the definition of “Federal Funds Effective Rate” to read in its entirety as follows:

“ “Federal Funds Effective Rate” shall mean, for any day, the greater of (a) 0.00%, or (b) the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.”

(viii)	by amending and restating the definition of “Fee Letter” to read in its entirety as follows:

“ “Fee Letter” shall mean, collectively, (i) the fee letter dated as of the Closing Date by and among Borrowers and Agent, and (ii) the First Amendment Fee Letter.”

(ix)	by amending and restating the definition of “Intercompany Loan Payment Conditions” to read in its entirety as follows:

“ “Intercompany Loan Payment Conditions” shall mean, at the time of determination with respect to any intercompany loan made by a Borrower or Guarantor to a Subsidiary that is not a Borrower or Guarantor, that (a) no Default or Event of Default then exists or would arise as a result of making such intercompany loan, (b) the Formula Amount Modification Conditions have been satisfied, (c) (i) the average pro forma Undrawn Availability for the sixty (60) consecutive day period immediately preceding the date of such intercompany loan, and (ii) the pro forma Undrawn Availability as of such date (after giving effect to such intercompany loan), in each case shall be not less than twenty percent (20%) of the Revolving Loan Cap, and (d) Borrowers shall have delivered to Agent a certificate duly executed by an Authorized Officer of Borrowing Agent and attaching evidence of satisfaction of the conditions contained in clause (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to Agent.”

(x)	by amending and restating the definition of “LIBOR Rate” to read in its entirety as follows:

“ “LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), or (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2, a comparable replacement rate determined in accordance with Section 3.8.2), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than 0% per annum, such rate shall be deemed to be 0% per annum for purposes of this Agreement.”

(xi)	by amending the definition of “Other Documents” by deleting the phrase “the Negative Pledge Agreement,” therefrom.

(xii)	by amending and restating the definition of “Payment Conditions” to read in its entirety as follows:

“ “Payment Conditions” shall mean, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) the Formula Amount Modification Conditions have been satisfied, (c) (i) the average pro forma Undrawn Availability for the sixty (60) consecutive day period immediately preceding the date of such transaction or payment, and (ii) the pro forma Undrawn Availability as of such date (after giving effect to such transaction or payment), in each case shall be not less than the greater of (x) twenty-five percent (25%) of the Revolving Loan Cap and (y) the sum of $5,625,000 plus twenty-five percent (25%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24, and (d) Borrowers shall have delivered to Agent a certificate duly executed by an Authorized Officer of Borrowing Agent and attaching evidence of satisfaction of the conditions contained in clause (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to Agent.”

(xiii)	by amending and restating the definition of “Published Rate” to read in its entirety as follows:

“ ““Published Rate” shall mean the greater of (a) 0%, or (b) the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).”

(xiv)	by adding the following new definitions thereto in the appropriate alphabetical order:

“ “Erroneous Payment” shall have the meaning set forth in Section 14.14(a).”

“ “Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 14.14(d).”

“ “Erroneous Payment Impacted Class” shall have the meaning set forth in Section 14.14(d).”

“ “Erroneous Payment Recipient” shall have the meaning set forth in Section 14.14(a).”

“ “Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 14.14(d).”

“ “Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 14.14(d).”

“ “First Amendment Effective Date” shall mean the first date all the conditions precedent in Section 4 of that certain First Amendment to Revolving Credit and Security Agreement entered into by and among the Loan Parties, the Agent and the Lenders party thereto are satisfied or waived in accordance with Section 16.2(b).”

“ “Monthly BBC Reporting Event” shall mean Undrawn Availability at any time is less than or equal to seventy-five percent (75.0%) of the Revolving Loan Cap and no Weekly BBC Reporting Event is then continuing. For purposes hereof, the occurrence of a Monthly BBC Reporting Event shall be deemed continuing until the passage of sixty (60) consecutive days during which Undrawn Availability has exceeded the requisite amount at all times during such period, in which case a Monthly BBC Reporting Event shall no longer be deemed to be continuing for purposes hereof; provided that a Monthly BBC Reporting Event shall be deemed continuing (even if Undrawn Availability exceeds the requisite amount for sixty (60) consecutive days) at all times after a Monthly BBC Reporting Event has occurred and been discontinued on two (2) occasions in any Fiscal Year or five (5) occasions after the First Amendment Effective Date. The termination of a Monthly BBC Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Monthly BBC Reporting Event in the event that the conditions set forth in this definition again arise.”

“ “Monthly Financial Statement Reporting Event” shall mean either (a) a Default or Event of Default has occurred and is continuing, or (b) Undrawn Availability at any time is less than or equal to seventy-five percent (75.0%) of the Revolving Loan Cap. For purposes hereof, the occurrence of a Monthly Financial Statement Reporting Event shall be deemed continuing (i) so long as such Default or Event of Default has not been waived, and/or (ii) if such Monthly Financial Statement Reporting Event arises pursuant to clause (b) in the immediately preceding sentence, until the passage of sixty (60) consecutive days during which Undrawn Availability has exceeded the requisite amount at all times during such period, in which case a Monthly Financial Statement Reporting Event shall no longer be deemed to be continuing for purposes hereof; provided that a Monthly Financial Statement Reporting Event shall be deemed continuing (even if no Default or Event of Default is continuing any longer and/or Undrawn Availability exceeds the requisite amount for sixty (60) consecutive days) at all times after a Monthly Financial Statement Reporting Event has occurred and been discontinued on two (2) occasions in any Fiscal Year or five (5) occasions after the First Amendment Effective Date. The termination of a Monthly Financial Statement Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a Monthly Financial Statement Reporting Event in the event that the conditions set forth in this definition again arise.”

“ “Payment Recipient” shall have the meaning set forth in Section 14.14(a).”

“ “Weekly BBC Reporting Event” shall mean either (a) a Default or Event of Default has occurred and is continuing, or (b) Undrawn Availability at any time is less than or equal to the greater of (i) seventeen and one-half of one percent (17.5%) of the Revolving Loan Cap, or (ii) the sum of $3,750,000 plus seventeen and one-half of one percent (17.5%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24. For purposes hereof, the occurrence of a Weekly BBC Reporting Event shall be deemed continuing (i) so long as such Default or Event of Default has not been waived, and/or (ii) if such Weekly BBC Reporting Event arises pursuant to clause (b) in the immediately preceding sentence, until the passage of sixty (60) consecutive days during which Undrawn Availability has exceeded the requisite amount at all times during such period, in which case a Weekly BBC Reporting Event shall no longer be deemed to be continuing for purposes hereof; provided that a Weekly BBC Reporting Event shall be deemed continuing (even if no Default or Event of Default is continuing any longer and/or Undrawn Availability exceeds the requisite amount for sixty (60) consecutive days) at all times after a Weekly BBC Reporting Event has occurred and been discontinued on two (2) occasions in any Fiscal Year or five (5) occasions after the First Amendment Effective Date. The termination of a Weekly BBC Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly BBC Reporting Event in the event that the conditions set forth in this definition again arise.”

(xv)	by deleting the definitions of “Accelerated Borrowing Base Delivery Event” and “Negative Pledge Agreement” therefrom in their entirety.

(b)	Section 3.8.2 of the Credit Agreement is hereby amended by (i) re-lettering clauses (a), (b) and (c) thereof as clauses (b), (c) and (d), respectively, and (ii) inserting the following new clause (a):

“(a)   Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.”

(c)	Section 6.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.5.  Financial Covenant.  Cause to be maintained at all times Undrawn Availability of not less than the greater of (x) ten percent (10.0%) of the Revolving Loan Cap and (y) the sum of $1,875,000 plus ten percent (10.0%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24.”

(d)	Section 9.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“9.2.  Schedules.  Deliver to Agent (i) on or before the forty-fifth (45th) day of each Fiscal Quarter (or, if such day is not a Business Day, on the next succeeding Business Day) as and for the prior Fiscal Quarter (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior Fiscal Quarter and shall include, without limitation, (x) a status report with respect to Priority Payables relating to Canadian Loan Parties and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement and (y) a summary of any uninsured loss to any portion of the Collateral having a value in excess of $500,000); provided, that if a Monthly BBC Reporting Event has occurred and is continuing, all of the foregoing shall be delivered on or before the twentieth (20th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) as of the close of business on the immediately preceding Fiscal Month; provided, further, that if a Weekly BBC Reporting Event has occurred and is continuing, all of the foregoing shall be delivered on or before the Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day) as of the close of business on the immediately preceding Saturday; and (ii) contemporaneously with each Borrowing Base Certificate required pursuant to the foregoing clause (i), a sales report / roll forward for the period covered by such Borrowing Base Certificate. In addition to the foregoing, each Borrower will deliver to Agent, at such intervals as Agent may require: (a) confirmatory assignment schedules; (b) copies of Customer’s invoices; (c) evidence of shipment or delivery; and (d) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables and Credit Card Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and each Canadian Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s and/or any Canadian Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.”

(e)	Section 9.9 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“9.9.  Monthly Financial Statements. At any time that a Monthly Financial Statement Reporting Event has occurred and is continuing, furnish Agent within thirty (30) days after the end of each month (commencing with the first fiscal month ending immediately prior to the commencement of such Monthly Financial Statement Reporting Event), an unaudited balance sheet of Borrowers and Guarantors on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers and Guarantors on a consolidated basis reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring quarterly and year-end adjustments that individually and in the aggregate are not material to Borrowers’ and Guarantors’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous Fiscal Year. The foregoing statements and materials, if required to be delivered pursuant to the immediately preceding sentence, shall be accompanied by a Compliance Certificate.”

(f)

Article 10 of the Credit Agreement is hereby amended by (i) deleting each reference to “$500,000” set forth in Sections 10.6, 10.14 and 10.17 thereof and substituting in its stead “$1,500,000”, and (ii) deleting each reference to “$1,000,000” set forth in Sections 10.6 and 10.10 thereof and substituting in its stead “$3,000,000”.

(g)	Section 13.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“13.1.  Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, each Guarantor, Agent, Swing Loan Lender, Issuer, and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 17, 2026 (the “Term”) unless sooner terminated as herein provided.”

(h)	Article 14 of the Credit Agreement is hereby amended as follows:

(i)	By adding the following new Section 14.14 to the end thereof:

“14.14. Erroneous Payments.

(a)   If Agent notifies a Lender, Issuer or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or other Secured Party (any such Lender, Issuer, other Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Lender, Issuer or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)   Without limiting immediately preceding clause (a), each Lender, Issuer or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or other Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender, Issuer or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)   (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)   such Lender, Issuer or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b).

(c)   Each Lender, Issuer and other Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or other Secured Party under any Other Document, or otherwise payable or distributable by Agent to such Lender, Issuer or other Secured Party from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)   In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (a), from any Lender, Issuer or other Secured Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender, Issuer or other Secured Party at any time, (i) such Lender, Issuer or other Secured Party shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrowing Agent) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender, Issuer or other Secured Party shall deliver any Notes evidencing such loans to Borrowing Agent or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender, Issuer or other Secured Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender, assigning Issuer or other assigning Secured Party shall cease to be a Lender, Issuer or other Secured Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender, assigning Issuer or other assigning Secured Party and (iv) Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, Issuer or other Secured Party shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender, Issuer or other Secured Party (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender, Issuer or other Secured Party and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or other Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)         The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from any Borrower or Guarantor for the purpose of making such Erroneous Payment.

(f)         To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of Agent and/or the payment in full of the Obligations.”

(ii)	By amending Section 14.8 thereof by adding the following new sentence at the end thereof:

“All amounts due under this Section 14.8 shall be payable not later than ten (10) days after demand therefor.”

(i)	Article 15 of the Credit Agreement is hereby amended by adding the following new Section 15.3 to the end thereof:

“15.3.   Common Enterprise.   The successful operation and condition of each of Borrowers and Guarantors is dependent on the continued successful performance of the functions of the group of Borrowers and Guarantors as a whole and the successful operation of each Borrower and Guarantor is dependent on the successful performance and operation of each other Borrower and Guarantor. Each of Borrowers and Guarantors expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from successful operations of Borrowing Agent and each of the other Borrowers and Guarantors. Each Borrower and Guarantor expects to derive benefit (and the board of directors or other governing body of each such Borrower and Guarantor have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to Borrowers and Guarantors hereunder, both in their separate capacities and as members of the group of companies. Each Borrower and Guarantor has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower and Guarantor is within its corporate purpose, will be of direct and indirect benefit to such Borrower or Guarantor, and is in its best interest.”

(j)	Section 16.5 of the Credit Agreement is hereby amended by adding the following new clause (d) at the end thereof.

“(d)   All amounts due under this Section 16.5 shall be payable not later than ten (10) days after demand therefor.”

3.

Ratification of Loan Documents. Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the Other Documents remain in full force and effect. Loan Parties hereby ratify, confirm, and reaffirm that each of the representations and warranties made by any Borrower or any Guarantor in or pursuant to the Credit Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Credit Agreement, the Other Documents or any related agreement are true and correct in all material respects on and as of such date as if made on and as of such date (except (x) to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in which case such representation and warranty is true and correct in all respects, and (y) to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty is true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date). Guarantors hereby acknowledge, confirm and agree that the Guaranteed Obligations of Guarantors under, and as defined in, the Guaranty include, without limitation, all Obligations of Loan Parties at any time and from time to time outstanding under the Credit Agreement and the Other Documents, as such Obligations have been amended pursuant to this Amendment. Loan Parties hereby acknowledge, confirm and agree that the Other Documents and any and all Collateral previously pledged to Agent, for Agent’s benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, pursuant thereto, shall continue to secure all applicable Obligations of Loan Parties at any time and from time to time outstanding under the Credit Agreement and the Other Documents.

4.

Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with such effectiveness, of the following conditions precedent, in each case to the reasonable satisfaction of Agent (the first date all of such conditions precedent are so satisfied or waived being referred to as the “First Amendment Effective Date”):

(a)

Amendment and Other Documents. Agent shall have received (i) counterparts of this Amendment duly executed and delivered by each of the parties hereto (including, without limitation, Required Lenders), and (ii) each of the executed Other Documents identified on Schedule III hereto (together with this Amendment, collectively, the “First Amendment Closing Documents”).

(b)	First Amendment Fee. Agent shall have received payment from the Loan Parties of all amounts due under the First Amendment Fee Letter.

(c)	Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Amendment and the Other Documents.

(d)	No Adverse Material Change. Since January 30, 2021, there shall not have occurred any event, condition or fact which has had, or would reasonably be expected to have, a Material Adverse Effect.

(e)	No Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date.

5.	Representations and Warranties. Each Borrower and each Guarantor hereby represents and warrants as follows:

(a)

Such Borrower and such Guarantor has full power, authority and legal right to enter into this Amendment and the Other Documents to which it is a party and to perform all its respective Obligations hereunder, under the Credit Agreement and under the Other Documents. This Amendment and the other First Amendment Closing Documents to which it is a party have been duly executed and delivered by such Borrower and such Guarantor, and this Amendment and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower and such Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Amendment and of the Other Documents to which it is a party (i) are within such Borrower’s and such Guarantor’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s or such Guarantor’s Organizational Documents or to the conduct of such Borrower’s or such Guarantor’s business or of any Material Contract or undertaking to which such Borrower or such Guarantor is a party or by which such Borrower or such Guarantor is bound, (ii) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (iii) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower or such Guarantor under the provisions of any agreement, instrument, or other document to which such Borrower or such Guarantor is a party or by which it or its property is a party or by which it may be bound.

(b)

As of the First Amendment Effective Date, after giving effect to the Amendment and the transactions contemplated to occur on the First Amendment Effective Date, (i) the Borrowers and Guarantors, taken as a whole, are and will be solvent, able to pay their debts as they mature, and have and will have capital sufficient to carry on their business and all businesses in which they are about to engage, (ii) the fair present saleable value of the assets of Borrowers and Guarantors, taken as a whole, calculated on a going concern basis, is in excess of the amount of their liabilities, and (iii) subsequent to the First Amendment Effective Date, the fair saleable value of the assets of Borrowers and Guarantors, taken as a whole (calculated on a going concern basis), will be in excess of the amount of their liabilities.

(c)	Since January 30, 2021, there has not occurred any event, condition or fact which has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)	After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

6.	Miscellaneous.

(a)

Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against Agent, the other Secured Parties, or their respective officers, directors, Affiliates, advisors (including, without limitation, attorneys), employees and agents, with respect to the Obligations, and that if any of the Loan Parties now has, or ever did have, any such offsets, defenses, claims, or counterclaims against such Persons, with respect to the Obligations, the Credit Agreement, the Other Documents or the transactions contemplated by any of the foregoing, whether known or unknown, at law or in equity, from the beginning of the world through the date and time of execution of this Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES such Persons from any liability therefor.

(b)

This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

(c)

This Amendment, the Credit Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise), shall be governed by and construed in accordance with the laws of the State of New York, without regard to rules or principles relative to conflicts of laws, but including Section 5-1401 of the New York General Obligations Law. Any judicial proceeding brought by or against any Borrower or Guarantor with respect to any of the Obligations, this Amendment, the Credit Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Amendment, each Borrower and each Guarantor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment.

(d)

This Amendment, the Credit Agreement and the Other Documents (including, without limitation, the other First Amendment Closing Documents) contain the entire understanding between each Borrower, each Guarantor, Agent, Swing Loan Lender, Issuer and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, each Guarantor’s, Agent’s, Swing Loan Lender’s, Issuer’s and each Lender’s respective officers. Each Borrower and each Guarantor acknowledges that it has been advised by counsel in connection with the execution of this Amendment, the Credit Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions thereof.

(e)

EACH PARTY TO THIS AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AMENDMENT, THE CREDIT AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AMENDMENT, THE CREDIT AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)

If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed and their seals to be hereto affixed as of the date first above written.

BUILD-A-BEAR WORKSHOP, INC., as a Borrower and as Borrowing Agent

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR RETAIL MANAGEMENT, INC., as a Borrower

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR ENTERTAINMENT, LLC, as a Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC., as a Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR CARD SERVICES, LLC, as a Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR WORKSHOP CANADA, LTD., as a Canadian Loan Party and as a Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Ryan Mengal
Name:	Ryan Mengel
Title:	Vice President

Schedule I

Borrowers other than Borrowing Agent

BUILD-A-BEAR RETAIL MANAGEMENT, INC.

Schedule II

Guarantors

BUILD-A-BEAR ENTERTAINMENT, LLC

BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC.

BUILD-A-BEAR CARD SERVICES, LLC

BUILD-A-BEAR WORKSHOP CANADA, LTD.

Schedule III

First Amendment Closing Deliverables

1.	First Amendment to Intellectual Property Security Agreement

2.	Updated Incumbency and Secretary’s Certificates for Each Loan Party.

3.	First Amendment Fee Letter.